EXHIBIT A

                             JOINT FILING AGREEMENT

           This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of the Common Stock, $.01 par value per share, of Chiles Offshore Inc. is being filed on behalf of each of the undersigned. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  February 13, 2001


SEACOR OFFSHORE RIGS INC.

By: /s/ Randall Blank
    --------------------------------------
    Name: Randall Blank
    Title: President



SEACOR SMIT INC.

By: /s/ Randall Blank
    --------------------------------------
    Name: Randall Blank
    Title: Executive Vice President, Chief
           Financial Officer and Secretary










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